Exhibit 10.1

CREDIT AGREEMENT

Dated as of April 5, 2012

among

LINCOLN EDUCATIONAL SERVICES CORPORATION,
as the Borrower,

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,
as the Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

Arranged By:

BANK OF AMERICA MERRILL LYNCH,
as Sole Lead Arranger and Book Manager

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms.	1
1.02	Other Interpretive Provisions.	26
1.03	Accounting Terms.	26
1.04	Rounding.	27
1.05	Times of Day.	27
1.06	Letter of Credit Amounts.	27

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		28

2.01	Revolving Loans.	28
2.02	Borrowings, Conversions and Continuations of Loans.	29
2.03	Letters of Credit.	31
2.04	Swing Line Loans.	39
2.05	Prepayments.	42
2.06	Termination or Reduction of Aggregate Revolving Commitments.	43
2.07	Repayment of Loans.	44
2.08	Interest.	44
2.09	Fees.	44
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.	45
2.11	Evidence of Debt.	46
2.12	Payments Generally; Administrative Agent’s Clawback.	46
2.13	Sharing of Payments by Lenders.	48
2.14	Cash Collateral.	49
2.15	Defaulting Lenders.	50

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		52

3.01	Taxes.	52
3.02	Illegality.	57
3.03	Inability to Determine Rates.	57
3.04	Increased Costs.	58
3.05	Compensation for Losses.	59
3.06	Mitigation Obligations; Replacement of Lenders.	60
3.07	Survival.	60

ARTICLE IV GUARANTY		60

4.01	The Guaranty.	60
4.02	Obligations Unconditional.	61
4.03	Reinstatement.	62
4.04	Certain Additional Waivers.	62
4.05	Remedies.	62
4.06	Rights of Contribution.	62
4.07	Guarantee of Payment; Continuing Guarantee.	62

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		62

5.01	Conditions of Effectiveness.	62
5.02	Conditions to all Credit Extensions.	64

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES		65

6.01	Existence, Qualification and Power.	65
6.02	Authorization; No Contravention.	65
6.03	Governmental Authorization; Other Consents.	66
6.04	Binding Effect.	66
6.05	Financial Statements; No Material Adverse Effect.	66
6.06	Litigation.	67
6.07	No Default.	67
6.08	Ownership of Property.	67
6.09	Labor Matters.	67
6.10	Insurance.	68
6.11	Taxes.	68
6.12	ERISA Compliance.	68
6.13	Subsidiaries; Schools.	68
6.14	Margin Regulations; Investment Company Act.	69
6.15	Disclosure.	69
6.16	Compliance with Laws.	69
6.17	Intellectual Property; Licenses, Etc.	70
6.18	Solvency.	70
6.19	Perfection of Security Interests in the Collateral.	70
6.20	Business Locations; Taxpayer Identification Number.	70
6.21	Affiliate Transactions.	71

ARTICLE VII AFFIRMATIVE COVENANTS		71

7.01	Financial Statements.	71
7.02	Certificates; Other Information.	72
7.03	Notices.	74
7.04	Payment of Taxes.	74
7.05	Preservation of Existence, Etc.	75
7.06	Maintenance of Properties.	75
7.07	Maintenance of Insurance.	75
7.08	Compliance with Laws.	76
7.09	Books and Records.	77
7.10	Inspection Rights.	77
7.11	Use of Proceeds.	77
7.12	ERISA Compliance.	77
7.13	Additional Subsidiaries.	78
7.14	Pledged Assets.	78

ARTICLE VIII NEGATIVE COVENANTS		79

8.01	Liens.	79
8.02	Investments.	80
8.03	Indebtedness.	81
8.04	Fundamental Changes.	82
8.05	Dispositions.	82
8.06	Restricted Payments.	82
8.07	Change in Nature of Business.	83
8.08	Transactions with Affiliates and Insiders.	83
8.09	Burdensome Agreements.	83
8.10	Use of Proceeds.	84
8.11	Financial Covenants.	84

8.12	Prepayment of Other Indebtedness, Etc.	85
8.13	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.	85
8.14	Ownership of Subsidiaries.	85
8.15	Capital Expenditures.	85
8.16	Limitations on Foreign Subsidiaries.	85

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		86

9.01	Events of Default.	86
9.02	Remedies Upon Event of Default.	88
9.03	Application of Funds.	88

ARTICLE X ADMINISTRATIVE AGENT		90

10.01	Appointment and Authority.	90
10.02	Rights as a Lender.	90
10.03	Exculpatory Provisions.	90
10.04	Reliance by Administrative Agent.	92
10.05	Delegation of Duties.	92
10.06	Resignation of Administrative Agent.	92
10.07	Non-Reliance on Administrative Agent and Other Lenders.	94
10.08	No Other Duties; Etc.	94
10.09	Administrative Agent May File Proofs of Claim.	94
10.10	Collateral and Guaranty Matters.	95
10.11	Secured Cash Management Agreements and Secured Hedge Agreements.	95

ARTICLE XI MISCELLANEOUS		96

11.01	Amendments, Etc.	96
11.02	Notices; Effectiveness; Electronic Communications.	97
11.03	No Waiver; Cumulative Remedies; Enforcement.	100
11.04	Expenses; Indemnity; Damage Waiver.	100
11.05	Payments Set Aside.	102
11.06	Successors and Assigns.	102
11.07	Treatment of Certain Information; Confidentiality.	107
11.08	Set-off.	108
11.09	Interest Rate Limitation.	108
11.10	Counterparts; Integration; Effectiveness.	109
11.11	Survival of Representations and Warranties.	109
11.12	Severability.	109
11.13	Replacement of Lenders.	109
11.14	Governing Law; Jurisdiction; Etc.	110
11.15	Waiver of Right to Trial by Jury.	111
11.16	No Advisory or Fiduciary Responsibility.	112
11.17	Electronic Execution of Assignments and Certain Other Documents.	112
11.18	USA PATRIOT Act Notice.	112

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
6.05(c)	Dispositions, Involuntary Dispositions and Acquisitions Prior to the Closing Date
6.09	Labor Matters
6.1	Insurance
6.13	Subsidiaries; Schools
6.17	IP Rights
6.20(a)	Locations of Real Property
6.20(b)	Locations of Tangible Personal Property
6.20(c)	Location of Chief Executive Office, Taxpayer Identification Number, Etc.
6.20(d)	Changes in Legal Name, State of Formation and Structure
8.01	Liens Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
8.08	Transactions with Affiliates and Insiders
11.02	Certain Addresses for Notices

EXHIBITS

1.01	Form of Secured Party Designation Notice
2.02	Form of Loan Notice
2.04	Form of Swing Line Loan Notice
2.11(a)	Form of Note
3.01	Forms of U.S. Tax Compliance Certificates
7.02	Form of Compliance Certificate
7.13	Form of Joinder Agreement
11.06(b)	Form of Assignment and Assumption
11.06(b)(iv)	Form of Administrative Questionnaire

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of April 5, 2012 among LINCOLN EDUCATIONAL SERVICES CORPORATION, a New Jersey corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower has requested that the Lenders provide $85,000,000 in credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accrediting Body” means any entity or organization which engages in granting or withholding Accreditation or similar approval for private post-secondary schools and educational programs, in accordance with standards relating to the performance, operation, financial condition and/or educational quality of such schools and programs, including, without limitation, the Accrediting Commission of Career Schools and Colleges.

“Accreditation” means the status of public recognition granted by any Accrediting Body to an educational institution that meets the Accrediting Body’s standards and requirements.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of an amount in excess of 50% of the Equity Interests of any Person (other than a Person that is, immediately prior to such transaction or series of related transactions, a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or a Subsidiary is the surviving entity.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit 11.06(b)(iv) or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.  The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is $85,000,000.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.  The Applicable Percentages shall be subject to adjustment as provided in Section 2.15.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate Loans and Letter of Credit Fees	Base Rate Loans
1	> 1.50 to 1.0	0.45%	2.75%	1.75%
2	< 1.50 to 1.0 but > 1.00 to 1.0	0.40%	2.50%	1.50%
3	< 1.00 to 1.0	0.35%	2.25%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered in accordance with Section 7.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate.  The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a) for the fiscal quarter ending June 30, 2012 shall be determined based upon Pricing Tier 3.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and book manager.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06(b) or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any Capital Lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, including the notes thereto.

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Base Rate plus 1.0%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan or any Base Rate Loan bearing interest at a rate based on the Eurodollar Base Rate, means any such day that is also a London Banking Day.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $100,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 360 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition, (d) repurchase agreements with a term of not more than 7 days entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $100,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $100,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Lender (or Affiliate of a Lender) that is a party to a Cash Management Agreement with a Loan Party or a Subsidiary.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.  §§9601 et seq.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the Voting Stock of the Borrower on a fully-diluted basis (and taking into account all such Voting Stock that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Voting Stock.

“Closing Date” means the date hereof.

“Cohort Default Rate” shall have the meaning as provided in 34 C.F.R.  Section 668.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the other holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14 or any of the other Collateral Documents.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender.

“ComTech” means ComTech Services Group Inc., a New Jersey corporation.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02.

“Consolidated Adjusted EBITDAR” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated EBITDA for such period plus (b) rent and lease expense for such period minus (c) Consolidated Maintenance Capital Expenditures made during such period minus (d) income taxes paid in cash during such period minus (e) dividends paid in cash during such period; provided that for purposes of calculating dividends paid in cash (i) with respect to the period ending on June 30, 2012, such amount shall be deemed to be the dividends paid in cash for the two fiscal quarters ended on June 30, 2012 multiplied by two and (ii) with respect to the period ending on September 30, 2012, such amount shall be deemed to be the dividends paid in cash for the three fiscal quarters ended on September 30, 2012 multiplied by four-thirds.

“Consolidated Adjusted Net Worth” means, as of any date of determination, the sum of (a) consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date plus (b) to the extent reducing consolidated shareholders’ equity, non-cash impairment charges for goodwill and other intangible assets minus (c) outstanding student loan commitments of the Borrower and its Subsidiaries as of that date.

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all capital expenditures but excluding expenditures to the extent made with the proceeds of any Involuntary Disposition used to purchase property that is useful in the business of the Borrower and its Subsidiaries.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) other non-cash charges for such period (excluding any write-down of current assets and any such non-cash charges to the extent that such charge represents an accrual of or reserve for a future cash payment) and (v) non-cash stock-based compensation expense for such period, minus the following to the extent included in calculating such Consolidated Net Income: non-cash income or gains for such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDAR for the most recently completed four fiscal quarters to (b) Consolidated Fixed Charges for the most recently completed four fiscal quarters.

“Consolidated Fixed Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period plus (b) rent and lease expense for such period plus (c) Consolidated Scheduled Funded Debt Payments for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of:  (a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;  (b) all Purchase Money Indebtedness; (c) the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than (i) contingent obligations not yet due and payable to pay the earn out portion of the purchase price for Permitted Acquisitions and not required to be reflected as liabilities on the balance sheet and (ii) trade accounts payable in the ordinary course of business); (e) all Attributable Indebtedness; (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary; and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Loan Party or any Subsidiary is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Loan Party or such Subsidiary.  Notwithstanding the foregoing, that certain sale-leaseback transaction with respect to real property between Lincoln Technical Institute, Inc.  and W.P.  Carey & Co.  LLC shall not constitute Consolidated Funded Indebtedness.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Leases with respect to such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed four fiscal quarters.

“Consolidated Maintenance Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to 3.5% of the revenues for that period.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income (excluding extraordinary gains and extraordinary losses) for that period; provided that there shall be excluded from Consolidated Net Income, the net income (or net loss) of any Person (other than any Subsidiary) in which the Borrower or any of its Subsidiaries has an Equity Interest, except to the extent of the amount of dividends and other distributions actually paid to the Borrower or any of its Subsidiaries during such period.

“Consolidated Scheduled Funded Debt Payments” means for any period for the Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness.  For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness and (c) shall not include any voluntary or mandatory prepayments.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Borrower and its Subsidiaries on a consolidated basis.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person (other than a Lender, the L/C Issuer or the Administrative Agent) shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 5% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower, are treated as a single employer for under Section 414 of the Internal Revenue Code.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Loan Party or any Subsidiary, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.

“DOE” means the United States Department of Education and any successor agency administering Title IV Programs.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Eligible Line of Business” means the business of operating educational facilities and/or programs providing postsecondary educational programs, vocational training and/or corporate training and each line of business related thereto.

“Environmental Claim” means any investigation, notice, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority relating thereto or (d) from any actual or alleged damage, injury, threat or harm to health and safety (as such relates to Hazardous Materials), natural resources or the environment.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the Release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”  means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” means:

(a)            for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (b) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Base Rate.”

“Eurodollar Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Property” means, with respect to any Loan Party, (a) any owned or leased real property, (b) unless requested by the Administrative Agent or the Required Lenders, any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) unless requested by the Administrative Agent or the Required Lenders, any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (d) the Equity Interests of any direct Foreign Subsidiary of any Loan Party to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a), (e) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(d) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property and (f) funds received from Federal student financial aid programs under Title IV Programs and held pursuant to 34 C.F.R. 668.163 or otherwise in trust pursuant to Section 34 C.F.R. 666.161.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient  or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Letters of Credit” means the letters of credit listed on Schedule 1.01.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated February 23, 2012 among the Borrower, the Administrative Agent and the Arranger.

“Financial Responsibility Composite Score” means the composite score of the Borrower’s and its Subsidiaries’, on a consolidated basis, equity, primary reserve and net income ratios described in 34 C.F.R.  Sections 668.171(b)(1) and Section 668.172 and appendices A and B to Subpart L of 34 C.F.R.  of Section 668, provided that if at any time the Borrower or its Subsidiaries are required by the DOE to report such composite score on a School-by-School or other basis, their “Financial Responsibility Composite Score” shall also refer to the composite score for each School or other Person required to be reported to the DOE.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

 “Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) each Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins as a Guarantor pursuant to Section 7.13 or otherwise, (c) with respect to obligations under any Secured Hedge Agreement (other than with the Borrower) and obligations under any Secured Cash Management Agreement (other than with the Borrower), the Borrower, and (d) the successors and permitted assigns of the foregoing.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Lender (or Affiliate of a Lender) that is a party to a Swap Contract with a Loan Party or any Subsidiary.

“Honor Date” has the meaning set forth in Section 2.03(c).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           the Swap Termination Value of any Swap Contract;

(d)           all obligations to pay the deferred purchase price of property or services (other than (i) contingent obligations not yet due and payable to pay the earn out portion of the purchase price for Permitted Acquisitions and not required to be reflected as liabilities on the balance sheet and (ii) trade accounts payable in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness;

(g)           all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)           all Guarantees of such Person in respect of any of the foregoing; and

(i)            all indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

 “Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all of the Lenders; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition.  In determining the amount of Investments, (i) Investments (other than loans and advances) shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and (ii) Investments consisting of loans and advances shall be taken at the principal amount thereof then remaining unpaid.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IP Rights” has the meaning specified in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc.  (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.13 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.13.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns and, unless the context requires otherwise, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $25,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan or Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Collateral Documents and the Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) the imposition by the DOE of a requirement that the Borrower, any Subsidiary or any School post or procure or obtain the issuance of a Title IV Letter of Credit in an amount in excess of the then-unused Letter of Credit Sublimit in order to establish the continued eligibility of the Borrower, any Subsidiary or any School to participate in Title IV Programs.

“Maturity Date” means April 5, 2015; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount equal to 105% of the Outstanding Amount of all L/C Obligations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any other consideration received by any Loan Party or any Subsidiary in any Disposition, Debt Issuance or Involuntary Disposition.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” has the meaning specified in Section 2.11(a).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S.  jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes (other than Excluded Taxes) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means an Acquisition by any Loan Party that satisfies the following criteria:  (a) the Borrower shall have given to the Administrative Agent at least thirty (30) days’ prior written notice of the proposed closing date of such Acquisition (together with a summary of the principal terms of such Acquisition and identifying the parties thereto); (b) such Acquisition is non-hostile (i.e., the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the target is obtained); (c) the target is in an Eligible Line of Business and has its primary operations within the United States; (d) if the target is an “eligible institution” (as defined in 34 C.F.R.  Sections 600.2 and 600.5) and the total consideration for the Acquisition exceeds $15,000,000, such target is in good standing with all applicable Accrediting Bodies (it being understood that, for purposes hereof, a target shall be deemed not to be in good standing if it shall have received an order, notice or other decision from an Accrediting Body in a jurisdiction in which such target provides post secondary education, to the effect that the authority of such target to provide postsecondary education in such jurisdiction is or will be withdrawn, revoked or terminated); (e) immediately before and after giving effect to such Acquisition, (i) no Default shall exist and (ii) the Consolidated Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Acquisition) is less than 1.75 to 1.0; and (f) the Borrower shall have delivered to the Administrative Agent a certificate of a senior responsible officer satisfactory to the Administrative Agent to the effect of the matters set forth in the clauses (b) through (e) above (it being understood that such certificate shall include reasonable calculations supporting the matters set forth therein).

“Permitted Investment” means a Cash Equivalent of any maturity date.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any Subsidiary permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property of the Borrower and its Subsidiaries to one another; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; provided further, that no Disposition of property to ComTech shall be permitted hereunder; (c) so long as no Default has occurred and is continuing or would arise as a result thereof, the Disposition of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or Securitization Transaction); (d) so long as no Default has occurred and is continuing or would arise as a result thereof, the Disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or the relevant Subsidiary has become obsolete or worn out, and which is disposed of in the ordinary course of business; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; and (f) the sale or disposition of Cash Equivalents for fair market value.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity, including a School.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 7.02.

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in Section 8.11, such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Section 7.01(a) or (b).  In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by any Loan Party or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Public Lender” has the meaning specified in Section 7.02.

“Purchase Money Indebtedness” means Indebtedness incurred to finance the purchase price of, or cost of construction or improvement of, property at the time of or within ninety (90) days before or after the date of such purchase, construction or improvement and in a principal amount not exceeding the purchase price or cost of such construction or improvement, as the case may be, of such property.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C.  §§6901 et seq.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing any Hazardous Material.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), (c) any option, warrant or other right to acquire any such dividend or other distribution or payment or (d) any direct or indirect payment of any management, consulting, finder’s or similar fees to any Affiliate of the Borrower or its Subsidiaries.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.01(b), as applicable as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

 “Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“School” means a postsecondary institution of higher education and its additional locations, taken together, operated by the Borrower or any Subsidiary.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secretary of the DOE” shall mean the Secretary of the DOE or an official employee of the DOE acting for the Secretary of the DOE under a delegation of authority.

“Secured Cash Management Agreement” means any Cash Management Agreement between any Loan Party and any of its Subsidiaries and any Cash Management Bank; provided, however, that for any of the foregoing to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract permitted under Article VII or VIII between any Loan Party and any of its Subsidiaries and any Hedge Bank; provided that for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Secured Party Designation Notice” shall mean a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit 1.01.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or Affiliate of such Person.

“Security Agreement” means the security and pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent for the benefit of the holders of the Obligations by each of the Loan Parties.

“Significant Regulatory Event” means, as the context may require, either (a) a failure of a Person to maintain its status as an “eligible institution”, as defined in 34 C.F.R.  Sections 600.2 and 600.5, (b) a failure of a Person to maintain its eligibility to participate in Title IV Programs (including without limitation any suspension or termination of Title IV funding), (c) a failure of a Person to maintain in effect any of its Accreditations, or (d) a failure of a Person to maintain in full force and effect its licenses to provide post-secondary education in any jurisdiction, which failure of any of the types described in clauses (a), (b), (c) and (d) when taken together with all other such failures of any of the types described in clauses (a), (b), (c) and (d) occurring during the current fiscal quarter and the three previous fiscal quarters of the Borrower, affects (x) Schools which contributed more than 10% of the Consolidated EBITDA of the Borrower and its Subsidiaries for the most recent four complete fiscal quarters of the Borrower, or (y) Schools the assets of which comprise more than 10% of the Consolidated Total Assets as of the end of the most recent fiscal quarter of the Borrower.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Student Note Receivables” means, the aggregate outstanding principal amount of loans to students or former students of any Borrower and its Subsidiaries.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit 2.04.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Aggregate Revolving Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $3,000,000.

“Title IV” means Title IV of the Higher Education Act of 1965.

“Title IV Letter of Credit” means a letter of credit required by the DOE to enable the Borrower, any Subsidiary or a School to satisfy the DOE’s requirements of financial responsibility necessary for its continued eligibility to participate in the Title IV Programs.

“Title IV Programs” means the Title IV Programs as listed in 34 C.F.R.  Section 668.1(c).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender at such time, the outstanding Loans of such Lender at such time and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

1.02        Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)             The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)             In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)             Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Accounting Terms.

(a)             Generally.  Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)             Changes in GAAP.  If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)             Calculations.  Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis with respect to any Disposition (other than Permitted Transfers), Involuntary Disposition or Acquisition occurring during the applicable period.

1.04        Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Revolving Loans.

(a)             Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment.  Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

(b)             Increases of the Aggregate Revolving Commitments.  The Borrower shall have the right, upon at least five Business Days’ prior written notice to the Administrative Agent, to increase the Aggregate Revolving Commitments by up to $50,000,000 in the aggregate in one or more increases, at any time prior to the date that is six months prior to the Maturity Date, subject, however, in any such case, to satisfaction of the following conditions precedent:

(i)         the Aggregate Revolving Commitments shall not exceed $135,000,000 without the consent of the Required Lenders;

(ii)        no Default shall have occurred and be continuing on the date on which such increase is to become effective;

(iii)       the representations and warranties set forth in Article VI shall be true and correct in all material respects on and as of the date on which such increase is to become effective, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(iv)      such increase shall be in a minimum amount of $10,000,000 and in integral multiples of $5,000,000 (or such lesser amount as agreed by the Administrative Agent) in excess thereof; provided that such increase may be in any other amount if such amount represents all remaining availability under the aggregate limit in respect of increases in the Aggregate Revolving Commitments permitted under this Section 2.01(b);

(v)       such requested increase shall only be effective upon receipt by the Administrative Agent of (A) additional Revolving Commitments in a corresponding amount of such requested increase from either existing Lenders and/or one or more other institutions that qualify as Eligible Assignees (it being understood and agreed that no existing Lender shall be required to provide an additional Revolving Commitment) and (B) documentation from each institution providing an additional Revolving Commitment evidencing its additional Revolving Commitment and its obligations under this Agreement in form and substance reasonably acceptable to the Administrative Agent;

(vi)      the Administrative Agent shall have received all documents (including resolutions of the board of directors of the Borrower and the Guarantors) it may reasonably request relating to the corporate or other necessary authority for such increase and the validity of such increase in the Aggregate Revolving Commitments, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent; and

(vii)     if any Revolving Loans are outstanding at the time of the increase in the Aggregate Revolving Commitments, the Borrower shall, if applicable, prepay one or more existing Revolving Loans (such prepayment to be subject to Section 3.05) in an amount necessary such that after giving effect to the increase in the Aggregate Revolving Commitments, each Lender will hold its pro rata share (based on its Applicable Percentage of the increased Aggregate Revolving Commitments) of outstanding Revolving Loans.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)             Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 noon four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 12:00 noon, three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)             Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m.  on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.

(c)             Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)             The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)             After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight Interest Periods in effect.

2.03        Letters of Credit.

(a)             The Letter of Credit Commitment.

(i)         Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)        The L/C Issuer shall not issue any Letter of Credit if:

(A)           subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)       The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000;

(D)           such Letter of Credit is to be denominated in a currency other than Dollars;

(E)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)           any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(b)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)       The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)        The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)       The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)             Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)         Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 noon at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)        Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)       If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv)      Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)             Drawings and Reimbursements; Funding of Participations.

(i)         Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 12:00 noon on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)        Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 2:00 p.m.  on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)       With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Loans that are Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)       Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)        Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)       If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)             Repayment of Participations.

(i)         At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)         If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)             Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)         any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)        the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)       any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)       waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)        honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)       any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii)      any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)              Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)             Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.

(h)             Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)              Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)              Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)             Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04        Swing Line Loans.

(a)             Swing Line Facility.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans (each such loan, a “Swing Line Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that (i) after giving effect to any Swing Line Loan, (A) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (B) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, (ii) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)             Borrowing Procedures.  Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m.  on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $250,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m.  on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m.  on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)             Refinancing of Swing Line Loans.

(i)         The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice).  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 2:00 p.m.  on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)        If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Revolving Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)       If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)       Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)             Repayment of Participations.

(i)         At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)        If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)             Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)              Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05        Prepayments.

(a)             Voluntary Prepayments of Loans.

(i)         Revolving Loans.  The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 noon (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii)        Swing Line Loans.  The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m.  on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $250,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)             Mandatory Prepayments of Loans.

(i)         Revolving Commitments.  If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

(ii)        Dispositions and Involuntary Dispositions.  The Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary from all Dispositions (other than Permitted Transfers) and Involuntary Dispositions to the extent such Net Cash Proceeds are not reinvested in assets (excluding current assets as classified by GAAP) that are useful in the business of the Borrower and its Subsidiaries within ninety (90) days of the date of such Disposition or Involuntary Disposition.

(iii)       Debt Issuances.  Immediately upon receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iv)      Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows: first, ratably to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations (without a corresponding reduction in the Aggregate Revolving Commitments).  Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06        Termination or Reduction of Aggregate Revolving Commitments.

The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m.  two Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments.  Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage.  All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07        Repayment of Loans.

(a)             Revolving Loans.  The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)             Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the first Business Day of the next succeeding month after such Swing Line Loan is made and (ii) the Maturity Date.

2.08        Interest.

(a)             Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Rate.

(b)             (i)       If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)        If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)       Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)       Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)             Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09        Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)             Commitment Fee.  The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the product of (i) the Applicable Rate for commitment fees times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

(b)             Other Fees.

(i)         The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)        The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)             All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Base Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)             If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under this Agreement.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Revolving Commitments and the repayment of all other Obligations hereunder.

2.11        Evidence of Debt.

(a)             The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each such promissory note shall be in the form of Exhibit 2.11(a) (a “Note”).  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)             In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12        Payments Generally; Administrative Agent’s Clawback.

(a)             General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m.  on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 3:00 p.m.  shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)             (i)       Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m.  on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)        Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)             Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)             Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)             Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13        Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)           if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Loan Party or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14        Cash Collateral.

(a)             Certain Credit Support Events.  If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 9.02(d) or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(b) and any Cash Collateral provided by the Defaulting Lender).

(b)             Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided (other than Liens permitted under Section 8.01(k)), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, to the extent Cash Collateral is not provided by the Defaulting Lender (and without limiting the obligation of the Defaulting Lender to provide Cash Collateral), promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)             Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.05, 2.15 or 9.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)             Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15         Defaulting Lenders.

(a)             Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)         Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)        Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)       Certain Fees.

(A)           No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)           Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)           With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(b)             Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(c)             Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (b) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(d)             Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(b)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)         Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)        If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)       If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)            Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Tax Indemnifications.  (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than penalties and interest attributable to the gross negligence or willful misconduct of the Administrative Agent, such Lender or the L/C Issuer).  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)            Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)            Evidence of Payments.  Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.

(e)            Status of Lenders; Tax Documentation.

(i)         Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)           any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)           executed originals of IRS Form W-8ECI;

(III)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01-A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-B or Exhibit 3.01-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-D on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)       Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)           Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)           Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02        Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Base Rate, or to determine or charge interest rates based upon the Eurodollar Base Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Base Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Base Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Base Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Base Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Base Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Base Rate component of the Base Rate, the utilization of the Eurodollar Base Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Costs.

(a)             Increased Costs Generally.  If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)        subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any  Loan the interest on which is determined by reference to the Eurodollar Base Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)             Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)             Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)             Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05        Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)             any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Eurodollar Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)             any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(c)             any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13; or

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06         Mitigation Obligations; Replacement of Lenders.

(a)             Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower  such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, as applicable, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)             Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07         Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01        The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, the L/C Issuer and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, upon notice and demand, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

4.02        Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent indemnification or similar obligations not then due) have been paid in full and the Commitments have expired or terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)             at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)             any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(c)             the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)             any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e)             any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03        Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04        Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05        Remedies.

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.  The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06        Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.  Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent indemnification or similar obligations not then due) have been paid in full and the Commitments have terminated.

4.07        Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01        Conditions of Effectiveness.

This Agreement shall be effective upon satisfaction of the following conditions precedent:

(a)             Loan Documents.  Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b)             Opinions of Counsel.  Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)             Organization Documents, Resolutions, Etc.  Receipt by the Administrative Agent of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i)         copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)        such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)       such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation, the state of its principal place of business and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)             Personal Property Collateral.  Receipt by the Administrative Agent of the following:

(i)         UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(ii)        all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of organization of such Person); and

(iii)       duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property of the Loan Parties.

(e)             Evidence of Insurance.  Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or lender’s loss payee (in the case of hazard insurance) on behalf of the Lenders.

(f)              Closing Certificate.  Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 5.02(a) and (b) have been satisfied.

(g)             Existing Credit Agreement.  Receipt by the Administrative Agent of evidence that that certain credit agreement, dated as of December 1, 2009, among the Borrower, the guarantors party thereto, the lenders party thereto and Bank of America, as administrative agent has been repaid, all commitments thereunder have been terminated and all Liens thereunder have been released.

(h)             Fees.  Receipt by the Administrative Agent, the Arranger and the Lenders of any fees required to be paid on or before the Closing Date.

(i)              Attorney Costs.  The Borrower shall have paid all reasonable out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02        Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)             The representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if such representation or warranty is itself qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects as drafted) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if such representation or warranty is itself qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects as drafted) as of such earlier date.

(b)             No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)             The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01        Existence, Qualification and Power.

(a)             The Borrower is duly organized, validly existing and in good standing as a corporation under the Laws of the state of its incorporation, has full and adequate power to own its property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the property owned or leased by it requires such licensing or qualifying, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)             Each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the property owned or leased by it requires such licensing or qualifying, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02         Authorization; No Contravention.

(a)             The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.  Each Guarantor has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to guarantee the Obligations, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.

(b)             This Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of Law (which, in the case of any such performance or observance after the Closing Date, could reasonably be expected to have a Material Adverse Effect) or contravene or constitute a default under any judgment, injunction, order or decree binding upon any Loan Party or any Subsidiary or any provision of the Organization Documents of any Loan Party, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Loan Party or any Subsidiary or any of its property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any property of any Loan Party or any Subsidiary other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

6.03        Governmental Authorization; Other Consents.

No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Loan Party of any Loan Document to which it is a party, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

6.04        Binding Effect.

The Loan Documents delivered by each Loan Party have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by Debtor Relief Laws and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

6.05        Financial Statements; No Material Adverse Effect.

(a)             The financial statements delivered pursuant to Sections 7.01(a) and 7.01(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments).  Neither the Borrower nor any Subsidiary has contingent liabilities which are material to the Borrower and its Subsidiaries, taken as a whole, other than as indicated in the financial statements (including the footnotes thereto) furnished pursuant to Section 7.01(a) or (b).

(b)             The Audited Financial Statements and the unaudited interim consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2011, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments).  Neither the Borrower nor any Subsidiary has contingent liabilities which are material to the Borrower and its Subsidiaries, taken as a whole, other than as indicated in such financial statements (including the footnotes thereto).

(c)             Except as set forth on Schedule 6.05(c), from the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition or any Involuntary Disposition of any material part of the business or property of the Loan Parties and their Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Loan Parties and their Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d)             Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06        Litigation.

There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Loan Parties threatened, against any Loan Party or any Subsidiary or against any of their properties or revenues which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.07        No Default.

(a)             Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation, which default could reasonably be expected to have a Material Adverse Effect.

(b)             No Default or Event of Default has occurred and is continuing.

6.08        Ownership of Property.

Each Loan Party and each of its Subsidiaries have good title to (or valid leasehold interests in) their assets as reflected on the most recent consolidated financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for Dispositions of assets since the date of such consolidated financial statements which are permitted hereunder), subject to no Liens other than Permitted Liens.

6.09        Labor Matters.

Except as set forth on Schedule 6.09, there are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary as of the Closing Date.  No Loan Party any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty in the five years preceding the Closing Date.

6.10        Insurance.

The properties of the Loan Parties and their Subsidiaries are insured in accordance with the requirements of Section 7.07.  The property and general liability insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

6.11        Taxes.

All tax returns required to be filed by any Loan Party or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon any Loan Party or any Subsidiary or upon any of its property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided.  No Loan Party knows of any proposed additional tax assessment against it or any Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts.  Adequate provisions in accordance with GAAP for taxes on the books of each Loan Party and each Subsidiary have been made for all open years, and for its current fiscal period.

6.12        ERISA Compliance.

Except to the extent not reasonably expected to result in a liability of any Loan Party or any Subsidiary in an amount in excess of the Threshold Amount collectively for all such Persons, the Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Internal Revenue Code to the extent applicable to it and has not incurred any material liability which has not been satisfied to the PBGC or a Plan or a Multiemployer Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  Neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a welfare plan (as defined in Section 3(1) of ERISA), other than liability for continuation coverage described in Article 6 of Title I of ERISA.

6.13        Subsidiaries; Schools.

Schedule 6.13 hereto identifies, as of the Closing Date, each Subsidiary of any Loan Party, together with the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of Equity Interests owned (directly or indirectly) by any Loan Party or any Subsidiary and, if such percentage is not 100% (excluding directors’ qualifying shares as required by Law), a description of each class of its authorized Equity Interests and the number of shares of each class issued and outstanding.  All of the outstanding Equity Interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such Equity Interests indicated on Schedule 6.13 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents and any Liens permitted under Section 8.01(a) or (c) hereof.  There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any Equity Interests of any Subsidiary.  Schedule 6.13 also identifies each School and its identification number.

6.14        Margin Regulations; Investment Company Act.

(a)             Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the FRB), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

(b)             Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.15        Disclosure.

The written information, taken as a whole, furnished by the Loan Parties to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents (excluding the financial reports covered by the representation and warranty in Section 6.05 hereof and the written information covered by the representation and warranty in the next succeeding sentence) does not contain, as of the Closing Date, any materially untrue statements of a material fact or, as of the Closing Date, omit a material fact necessary to make the material statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.  The projections, estimates, forecasts, budgets, statements of opinion or intent and discussions of strategy contained in such written information have been prepared in good faith based upon reasonable assumptions (it being understood that such projections, estimates, forecasts, budgets, statements of opinion or intent and discussions of strategy are subject to significant uncertainties and contingencies, and that no assurance can be given that any particular projections, estimates, forecasts or budgets will be realized).

6.16        Compliance with Laws.

(a)             Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws applicable to or pertaining to its property or business operations (including, without limitation, Title IV, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and Environmental Laws), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing and notwithstanding any limitations contained therein, each Loan Party’s and each Subsidiary’s operations are in compliance with (i) all Laws and standards, the violation of which would terminate or materially impair any Loan Party’s, any Subsidiary’s or any School’s eligibility for participation in student financial assistance programs under Title IV, (ii) the federal Truth-in-Lending Act, 15 U.S.C.  Sec. 1601 et seq., and all other consumer credit laws applicable to any Loan Party, any Subsidiary or any School in connection with the advancing of student loans, except for such Laws the violation of which, in the aggregate, will not result in the assessment of penalties and damages claims against any Loan Party or any Subsidiary which are in excess of 5% of Consolidated Total Assets or which (even if in a lesser amount) could reasonably be expected to have a Material Adverse Effect, (iii) all statutory and regulatory requirements for authorization to provide post-secondary education in the jurisdictions in which its educational facilities are located except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect and (iv) all requirements to continuing its Accreditations, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  No Loan Party nor any Subsidiary has received any written Environmental Claim, where any non-compliance or remedial action relating to the subject matter of such Environmental Claim, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)             Each Loan Party and each Subsidiary has received all licenses, permits, and approvals of all Governmental Authorities, including without limitation the DOE and all state education departments, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect.  Without limiting the foregoing, each Loan Party and each Subsidiary has qualified under all necessary Laws and regulations to participate in Title IV Programs.  No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of any Loan Party, threatened.  The educational programs of the Loan Parties and their Subsidiaries have been accredited by Accrediting Commission for Career Schools and Colleges of Technology, and no such accreditation has been denied, suspended or revoked, except for any such denial, suspension or revocation which could not reasonably be expected to have a Material Adverse Effect.

6.17        Intellectual Property; Licenses, Etc.

Each Loan Party and each Subsidiary owns, possesses, or has the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information (“IP Rights”) to conduct its businesses as now conducted, without known conflict with any IP Rights of any other Person.  Set forth on Schedule 6.17 is a list of all IP Rights registered or pending with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date.  As of the Closing Date, none of the IP Rights owned by any Loan Party is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17.

6.18        Solvency.

The Borrower is Solvent, and the Loan Parties are Solvent on a consolidated basis.

6.19        Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby and (i) when all appropriate filings or recordings are made with the appropriate Governmental Authorities as may be required under applicable Law and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control, such security interests and Liens will constitute perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

6.20        Business Locations; Taxpayer Identification Number.

Set forth on Schedule 6.20(a) is a list of all real property located in the United States that is owned or leased by any Loan Party as of the Closing Date.  Set forth on Schedule 6.20(b) is a list of all locations where any tangible personal property of any Loan Party is located as of the Closing Date.  Set forth on Schedule 6.20(c) is the chief executive office, exact legal name, U.S.  tax payer identification number and organizational identification number of each Loan Party as of the Closing Date.  Except as set forth on Schedule 6.20(d), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation or (iii) been party to a merger, consolidation or other change in structure.

6.21        Affiliate Transactions.

No Loan Party nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with wholly-owned Subsidiaries) on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall and shall cause each Subsidiary to:

7.01        Financial Statements.

Furnish to the Administrative Agent for distribution by the Administrative Agent to the Lenders:

(a)             as soon as available, and in any event within ninety (90) days after the close of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto (which may be set forth in the Borrower’s Annual Report on Form 10-K as filed with the SEC to the extent such Annual Report on Form 10-K is filed with the SEC within ninety (90) days after the close of each fiscal year of the Borrower; provided, that the Borrower notifies the Administrative Agent of such Annual Report has been made available in compliance with the penultimate paragraph of Section 7.02), each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of Deloitte & Touche LLP or another firm of independent public accountants of recognized standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; and

(b)             as soon as available, and in any event within forty-five (45) days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended (which may be set forth in the Borrower’s Quarterly Report on Form 10-Q as filed with the SEC to the extent such Quarterly Report on Form 10-Q is filed with the SEC within forty-five (45) days of after the close of each fiscal quarter of each fiscal year of the Borrower; provided, that the Borrower notifies the Administrative Agent that such Quarterly Report has been made available in compliance with the penultimate paragraph of Section 7.02), each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to (i) the absence of footnote disclosures and (ii) year-end audit adjustments) and certified to by its Chief Financial Officer or another senior officer of the Borrower acceptable to the Administrative Agent.

As to any information contained in materials furnished pursuant to Section 7.02(b), the Borrower shall not be separately required to furnish such information under Section 7.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 7.01(a) or (b) above at the times specified therein.

7.02        Certificates; Other Information.

Deliver to the Administrative Agent for distribution by the Administrative Agent to the Lenders, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)             with each of the financial statements furnished to the Lenders pursuant to Section 7.01(a) and (b), a written Compliance Certificate signed by the Chief Financial Officer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same.  Each Compliance Certificate furnished pursuant to Section 7.01(a) and (b) above shall also (i) set forth the calculations supporting such statements in respect of Sections 8.11 and 8.15 hereof and (but only at such intervals as such information is required to be furnished to the DOE) those financial ratios required by the DOE with respect to the Borrower and its Subsidiaries on a consolidated basis (or on any other basis then required to be reported to the DOE), including primary reserve, equity, net income and, with respect to each School, 90/10 ratios and (ii) include a summary of actual versus required Cohort Default Rates;

(b)             promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by any Loan Party or any Subsidiary to its public stockholders or other public equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by any Loan Party or any Subsidiary with any securities exchange or the SEC;

(c)             promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of any Loan Party’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(d)             promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of the Borrower or any Subsidiary or of notice of any material noncompliance with any applicable Law or guideline relating to any Loan Party or any Subsidiary, or its business;  and

(e)             promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party, any Subsidiary or any School, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.03        Notices.

(a)             Promptly, but in any event within five (5) Business Days after knowledge thereof shall have come to the attention of the Chief Executive Officer, President, Chief Financial Officer or Corporate Counsel of the Borrower or any Subsidiary, furnish written notice to the Administrative Agent of (i) any threatened or pending litigation, governmental proceeding, inquiry or investigation or labor controversy against the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any Default or Event of Default hereunder, (iii) any pending or threatened loss of any Accreditation or state license other than those which could not reasonably be expected to have a Material Adverse Effect, (iv) any change in any of the information provided in the eligibility application, to the extent required under 34 C.F.R. Section 600.30, of the Borrower or any Subsidiary or any School, (v) any change to occur in state or federal laws, rules or governmental regulations or budgetary allocations or educational loan policies which could reasonably be expected to have a Material Adverse Effect, (vi) any pending or threatened investigation, inquiry or proceeding against any School by the DOE, any state governmental agency or Accrediting Body which is reasonably likely to have a Material Adverse Effect, or (vii) the imposition by the DOE of a requirement that the Borrower, any Subsidiary or any School post or procure or obtain the issuance of a Title IV Letter of Credit in order to establish the continued eligibility of the Borrower, any Subsidiary or any School to participate in Title IV Programs;

(b)             Promptly notify the Administrative Agent of any ERISA Event; provided that the Borrower shall only be required to notify the Administrative Agent of any ERISA Event to the extent that such ERISA Event could reasonably be expected to result in the Borrower or any of the Subsidiaries incurring liabilities, fines, penalties or expenses in excess of the Threshold Amount for all of such Persons collectively.

(c)             Promptly notify the Administrative Agent of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary; and

(d)             Promptly notify the Administrative Agent of the occurrence of any Disposition, Involuntary Disposition or Debt Issuance, in each case, for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b).

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 7.03(a)(ii) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04        Payment of Taxes.

Pay and discharge all Taxes upon or against it or any of its properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefore and the failure to make payment could not reasonably be expected to have a Material Adverse Effect.

7.05        Preservation of Existence, Etc.

Preserve and maintain its existence, except as otherwise provided in Section 8.04 hereof and preserve and keep in force and effect all licenses, permits, franchises, approvals, trade names, trade styles, IP Rights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing and notwithstanding any limitation contained therein, each Loan Party will, and will cause each School to, maintain in full force and effect, except to the extent that the failure to do so would not constitute a Significant Regulatory Event, (i) its status as an “eligible institution,” as defined in 34 C.F.R. Sections 600.2 and 600.5, (ii) its eligibility to participate in all Title IV Programs in which and to the extent that it currently participates, (iii) its Accreditations, and (iv) its licenses to provide postsecondary education in all jurisdictions where it is so licensed.  Without limiting the generality of the foregoing and notwithstanding any limitations contained therein, each Loan Party will, and will cause each School to, comply with all of the factors of financial responsibility set forth in 34 C.F.R. Section 668, 171-175, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  No Loan Party nor any Subsidiary shall conduct any business other than an Eligible Line of Business.

7.06        Maintenance of Properties.

Maintain, preserve, and keep each of its properties, plants, and equipment in good repair, working order and condition (ordinary wear and tear excepted), except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

7.07        Maintenance of Insurance.

(a)             Insure and keep insured with good and responsible insurance companies, all insurable property owned by it which is of a character usually insured by Persons similarly situated and operating like properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like properties; and the Loan Parties shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, employers’ and public liability risks) with good and responsible insurance companies acceptable to the Administrative Agent, as and to the extent usually insured by Persons similarly situated and conducting similar businesses, provided that the amount of such insurance shall at all times be sufficient to prevent the Borrower from becoming a co-insurer under the terms of any insurance policy.  The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

(b)             Cause the Administrative Agent to be named as lender’s loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty days prior written notice before any such policy or policies shall be altered or canceled.  If the Borrower fails to effect and keep in full force and effect such insurance or fails to pay the premiums when due, the Administrative Agent may (but shall not be obligated to) do so for the account of the Borrower and add the cost thereof to the Obligations.

7.08        Compliance with Laws.

(a)             Comply in all respects with all Laws applicable to each of its properties or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its properties other than a Permitted Lien.  Without limiting the generality of the foregoing and notwithstanding any limitations contained therein, each Loan Party and each Subsidiary shall and shall cause each School (to the extent that it is subject thereto) to comply with the Truth-in-Lending Act, 15 U.S.C. Sec. 1601 et seq., all regulations promulgated thereunder, and all other consumer credit laws applicable to each Loan Party, each Subsidiary and each School in connection with the advancing of student loans, except for such Laws and regulations the violation of which, in the aggregate (i) could not reasonably be expected to result in the assessment of penalties and damages and claims against any Loan Party, any Subsidiary or any School which are in excess of 5% of Consolidated Total Assets, and (ii) (even if in a lesser amount) could not reasonably be expected to have a Material Adverse Effect.  The Borrower shall not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of the U.S.A.  Treasury Department Office of Foreign Assets Control or any enabling statute or order relating thereto.

(b)             Without limiting the agreements set forth in Section 7.08(a), at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:  (i) comply in all material respects with, and maintain or cause to be maintained all real property owned or leased by any Loan Party or any Subsidiary (collectively, the “Premises”) in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any Premises or any part thereof comply in all material respects with all Environmental Laws applicable to such real property; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any Premises of applicable Environmental Laws; (v) not allow the presence or operation at any Premises of any (1) landfill or dump or (2) ”hazardous waste management facility” or “solid waste disposal facility” as defined pursuant to RCRA or any analogous state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in compliance with applicable Environmental Laws; (vii) within 15 Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with the Borrower or any Subsidiary or any of the Premises:  (1) that it has any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any analogous state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release or material threatened Release of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release or material threatened Release of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release or material threatened Release of a Hazardous Material as required by any applicable Environmental Law; (ix) abide by and observe any restrictions on the use of any Premises imposed by any Governmental Authority as set forth in a deed or other instrument affecting any Loan Party’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning any Premises which any Loan Party or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required of it by any Governmental Authority under any Environmental Law, or included in any no further action letter or covenant not to sue, in each case to which a Loan Party or a Subsidiary is a party or addressee, issued by any Governmental Authority under any Environmental Law.

7.09        Books and Records.

Maintain a standard system of accounting in accordance with GAAP.

7.10        Inspection Rights.

Subject to the terms of Section 11.07 hereof, permit the Administrative Agent, each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower and each other Loan Party hereby authorizes such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of the Loan Parties and their Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower, all at the expense of the Borrower; provided, however, that absent an Event of Default, the Borrower shall only be required to pay for one inspection per year and provided, further, an authorized representative of the Borrower shall be entitled to be a party to any such discussion with its independent public accountants.

7.11        Use of Proceeds.

Use the proceeds of the Credit Extensions to refinance existing Indebtedness, to finance Consolidated Capital Expenditures, to finance Permitted Acquisitions, to finance Restricted Payments permitted by this Agreement, to pay transaction expenses relating to any of the foregoing, for its general working capital purposes, to issue Title IV Letters of Credit and for such other legal and proper purposes as are consistent with all applicable Laws.

7.12        ERISA Compliance.

Promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien or Liens securing liabilities in an amount in excess of the Threshold Amount (in the aggregate for all such Liens) against any of its property, other than Permitted Liens.

7.13        Additional Subsidiaries.

(a)             Promptly upon the formation or Acquisition of any Subsidiary, notify the Administrative Agent thereof in writing and, if such Subsidiary is a Domestic Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (ii) upon the request of the Administrative Agent in its sole discretion, deliver to the Administrative Agent such Organization Documents, resolutions and favorable opinions of counsel (which may, at the Administrative Agent’s discretion, be in-house counsel), all in form, content and scope reasonably satisfactory to the Administrative Agent and consistent with the documentation required for Guarantors on the Closing Date.

(b)             Promptly upon the formation of any School, supply to the Administrative Agent an updated Schedule 6.13 including the information with respect to such School required on such Schedule.

7.14        Pledged Assets.

(a)             Equity Interests.  Cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary and (ii) 65% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas.  Reg.  Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas.  Reg.  Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel  and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

(b)             Other Property.  (i) Cause all owned and leased property (other than Excluded Property) of each Loan Party to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder), all in form, content and scope reasonably satisfactory to the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01        Liens.

Create, incur or permit to exist any Lien of any kind on any property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)             Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), deposits in connection with tenders, contracts or leases to which any Loan Party or any Subsidiary is a party or other deposits required to be made in the ordinary course of business, provided in each case that such Liens do not secure Indebtedness and that the obligation secured is not overdue for a period of more than 30 days or, if overdue for a period of more than 30 days, is being contested in good faith by appropriate proceedings which prevent enforcement of such Lien and adequate reserves have been established therefor;

(b)             mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings which prevent enforcement of such Lien;

(c)             judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.01(h) and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of the Threshold Amount at any one time outstanding;

(d)             (i) Liens on property of any Loan Party or any Subsidiary created solely for the purpose of securing Purchase Money Indebtedness permitted by Section 8.03(b), provided that no such Lien shall extend to or cover other property of such Loan Party or such Subsidiary other than the respective property so acquired, constructed or improved, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the purchase price or the cost of such construction or improvement, as the case may be, of such property, as reduced by repayments of principal thereon and (ii) Liens on property of a Person securing Purchase Money Indebtedness at the time such Person is acquired pursuant to a Permitted Acquisition, provided that (A) such Liens do not secure more than $10,000,000 of Purchase Money Indebtedness in the aggregate and (B) such Liens were not created in contemplation of such Permitted Acquisition;

(e)             Liens on property of any Loan Party or any Subsidiary arising in connection with Capital Leases permitted under Section 8.03(b);

(f)             any interest or title of a lessor under any operating lease;

(g)             easements, rights-of-way, restrictions, and other similar encumbrances against real property of the Loan Parties and their Subsidiaries incurred in the ordinary course of business which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Loan Party or any Subsidiary;

(h)             Liens granted in favor of the Administrative Agent pursuant to the Loan Documents;

(i)             (i)       Liens existing on the Closing Date and listed on Schedule 8.01 hereto and any renewals, extensions or replacements thereof, provided that the property covered thereby is not changed and the obligations secured thereby are not increased;

(j)              Liens deemed to exist in connection with Investments in financial repurchase agreements that qualify as Cash Equivalents;

(k)             normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions; and

(l)              Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection.

8.02        Investments.

Make, retain or have outstanding any Investments; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)             Investments held by such Loan Party or such Subsidiary in the form of cash, Cash Equivalents or Permitted Investments;

(b)             the Borrower’s Investments from time to time in its Subsidiaries (other than ComTech), and Investments made from time to time by a Subsidiary in one or more of the Subsidiaries (other than ComTech) or in the Borrower; provided that any subsequent Investment by the Borrower or any Subsidiary in a Person which was the target in a Permitted Acquisition in which the Borrower and its Subsidiaries collectively owned less than 100% of the Voting Stock of such target after giving effect to such Permitted Acquisition and which Investment results in the Borrower or such Subsidiary increasing its ownership percentage of the Voting Stock of such entity must comply with the requirements set forth in the definition of “Permitted Acquisition”;

(c)             intercompany advances made from time to time between the Borrower or any Subsidiary  and any one or more Subsidiaries (other than ComTech) in the ordinary course of business to finance working capital needs;

(d)             Permitted Acquisitions;

(e)             short-term loans and advances to directors, officers and employees for travel, entertainment, relocation and other analogous purposes in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any one time outstanding;

(f)              Guarantees permitted by Section 8.03;

(g)             Investments consisting of Student Note Receivables and other receivables and notes received from students in the ordinary course of business; and

(h)             Investments consisting of non-cash payments or recoveries received in settlement of litigation, bankruptcy proceedings or in the good faith settlement of Indebtedness; and

(i)              other Investments in addition to those otherwise permitted by this Section 8.02 in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding.

8.03        Indebtedness.

Issue, incur, assume, create or have outstanding any Indebtedness, or be or become liable as endorser, guarantor, surety or otherwise for any Indebtedness or any performance undertaking of any other Person (other than any Loan Party or any Subsidiary or any School), or otherwise agree to provide funds for payment of the Indebtedness for borrowed money of any other Person, or otherwise assure a creditor of any other Person (other than any Loan Party or any Subsidiary or any School) against loss; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a)             Indebtedness under the Loan Documents;

(b)             Purchase Money Indebtedness and Attributable Indebtedness in respect of Capital Leases;

(c)             obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d)             endorsement of items for deposit or collection received in the ordinary course of business;

(e)             intercompany Indebtedness from time to time owing by the Borrower to any Subsidiary or by any Subsidiary to the Borrower or by any Subsidiary to any other Subsidiary;

(f)             Indebtedness set forth in Schedule 8.03 (and renewals, refinancings and extensions thereof); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, renewal or extension are no less favorable in any material respect to the Loan Parties and their Subsidiaries or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate; and

(g)             unsecured Indebtedness not otherwise permitted by this Section 8.03 in an amount not to exceed $20,000,000 in the aggregate at any one time outstanding.

8.04        Fundamental Changes.

Be a party to any merger or consolidation; provided, however, that this Section shall not apply to nor operate to prevent the merger of any Subsidiary with and into the Borrower or any other Subsidiary, or the consolidation of any Subsidiary with any other Subsidiary, or any merger or consolidation pursuant to or as part of a Permitted Acquisition provided that, in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger, and in the case of any merger or consolidation involving both a Loan Party and a Subsidiary other than a Loan Party, the surviving entity is a Loan Party.  This Section shall not apply to prevent the dissolution, liquidation or winding up of the affairs of ComTech or any other immaterial Subsidiary at any time, provided, that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and the assets, if any, of such Subsidiary that is subject to a dissolution, liquidation or winding up are transferred to the Borrower or to another Loan Party.

8.05        Dispositions.

Make any Disposition, including any Disposition of property as part of a Sale and Leaseback Transaction; provided, however, that this Section shall not apply to nor operate to prevent:

(a)             Permitted Transfers; and

(b)             so long as no Default has occurred and is continuing or would arise as a result thereof, the Disposition of property of any Loan Party or any Subsidiary (including any Disposition of property as part of a Sale and Leaseback Transaction), provided that (i) at the time of any such Disposition, the aggregate fair market value of all of the assets Disposed of by the Loan Parties and their Subsidiaries in all such transactions during the term of this Agreement shall not exceed twenty percent (20%) of the consolidated assets of the Borrower and its Subsidiaries as of the end of the fiscal quarter  most recently ended and (ii) the Consolidated EBITDA attributable to the assets subject to all such Dispositions during the term of this Agreement shall not exceed twenty percent (20%) of Consolidated EBITDA as of the most recently ended four fiscal quarter period.

Upon the written request of the Borrower, the Administrative Agent shall release its Lien on any property Disposed of pursuant to the foregoing provisions.

8.06        Restricted Payments.

(a)             Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(b)             each Subsidiary may make Restricted Payments to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(c)             each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person;

(d)             any Subsidiary may make payments to the Borrower of dividends or distributions in an amount sufficient to enable the Borrower to timely pay when due United States federal, state and local income tax liabilities in respect of income earned by the Loan Parties and their Subsidiaries; provided, that the proceeds of such dividends or distributions are in fact used to pay such tax liabilities;

(e)             any Loan Party or any Subsidiary may purchase, redeem or otherwise acquire its Equity Interests with proceeds received from the substantially concurrent issue of new Equity Interests; and

(f)              the Borrower may make other Restricted Payments so long as (i) no Default exists immediately prior and after giving effect thereto, (ii) after giving effect to such Restricted Payments on a Pro Forma Basis, the Consolidated Leverage Ratio is less than 1.00 to 1.0 and (iii) for a Restricted Payment which is a stock repurchase, if Consolidated EBITDA for the twelve months ending on the last day of the most recently reported fiscal quarter does not exceed $60,000,000, the Borrower may only make stock repurchases if, after giving effect to such stock repurchase, the aggregate amount of all stock repurchases made by the Borrower during the current fiscal quarter and the immediately preceding four fiscal quarters does not exceed $15,000,000.

8.07        Change in Nature of Business.

Engage in any business or activity if as a result such Loan Party or such Subsidiary, respectively, would not be engaged in an Eligible Line of Business.

8.08        Transactions with Affiliates and Insiders.

Enter into any Contractual Obligation with any of its officers, directors or Affiliates (other than with a Loan Party or a wholly-owned Subsidiary) on terms and conditions which are less favorable to such Person than would be usual and customary in similar contracts, agreements or business arrangements with a Person not an officer, director or Affiliate, except (a) as described in Section 6.21, (b) as set forth on Schedule 8.08 and (c) Investments permitted pursuant to Section 8.02.

8.09        Burdensome Agreements.

Directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party or any Subsidiary to:  (a) pay dividends or make any other distribution on any Loan Party’s or any Subsidiary’s Equity Interests owned by any Loan Party or any Subsidiary, (b) pay any Indebtedness owed to any Loan Party or any Subsidiary, (c) make loans or advances to any Loan Party or any Subsidiary, (d) transfer any of its property to any Loan Party or any Subsidiary or (e) guarantee the Obligations and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents, except (in respect of any of the matters referred to in clauses (d) and (e) above) for (i) this Agreement and the other Loan Documents, (ii) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(b), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iii) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (iv) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale.

8.10        Use of Proceeds.

Use the credit extended under this Agreement for purposes other than those permitted by Section 7.11 hereof.

8.11        Financial Covenants.

(a)             Consolidated Adjusted Net Worth.  Permit Consolidated Adjusted Net Worth at any time on or after June 30, 2012  to be less than the sum of $164,093,078, increased on a cumulative basis as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending June 30, 2012 by an amount equal to 50% of Consolidated Net Income (to the extent positive) for the fiscal quarter then ended plus 100% of the amount of all issuances of Equity Interests after the Closing Date that increase consolidated shareholders’ equity.

(b)             Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower (commencing with the fiscal quarter ending June 30, 2012) to be greater than 2.25 to 1.0.

(c)           Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower set forth below (commencing with the fiscal quarter ending June 30, 2012) to be less than the ratio corresponding to such fiscal quarter:

Calendar Year	March 31	June 30	September 30	December 31
2012	N/A	1.15 to 1.0	1.15 to 1.0	1.15 to 1.0
2013	1.15 to 1.0	1.15 to 1.0	1.15 to 1.0	1.25 to 1.0
2014	1.25 to 1.0	1.25 to 1.0	1.25 to 1.0	1.50 to 1.0
thereafter	1.50 to 1.0	1.50 to 1.0	1.50 to 1.0	1.50 to 1.0

(d)             Minimum Financial Responsibility Composite Score.  Permit the Financial Responsibility Composite Score to be less than 1.5 as of the last day of each fiscal year of the Borrower.

(e)             Cohort Default Rate.  Permit the Cohort Default Rate for any School, for any applicable period, to exceed the limits established by the DOE that are used to determine eligibility to participate in various Title IV Programs or other programs under the Higher Education Act of 1965.

8.12        Prepayment of Other Indebtedness, Etc.

(a)             If a Default exists, amend or modify any of the terms of any Indebtedness of any Loan Party or any Subsidiary (other than Indebtedness arising under the Loan Documents) if such amendment or modification would add or change any terms in a manner adverse to any Loan Party or any Subsidiary, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

(b)             If a Default exists, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any Loan Party or any Subsidiary (other than Indebtedness arising under the Loan Documents).

8.13        Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a)             Amend, modify or change its Organization Documents in a manner adverse to the Lenders.

(b)             Change its fiscal year end from December 31 of each year.

(c)             Without providing ten days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

8.14        Ownership of Subsidiaries.

Assign, sell or transfer any Equity Interests of a Subsidiary other than to the Borrower or a wholly-owned Subsidiary, provided that following any such issuance, assignment, sale or transfer, such Equity Interests shall be or remain, as the case may be, subject to the Lien of the Administrative Agent; provided, however, that the foregoing shall not operate to prevent (a) Liens on the Equity Interests of the Subsidiaries granted to the Administrative Agent pursuant to the Collateral Documents, (b) the issuance, sale, and transfer to any natural person of any Equity Interests of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (c) any transaction permitted by Section 8.04.

8.15        Capital Expenditures.

Permit Consolidated Capital Expenditures for any fiscal year to exceed $75,000,000.

8.16        Limitations on Foreign Subsidiaries.

Permit the total assets of the Borrower’s direct and indirect Foreign Subsidiaries (if any) to exceed 15% of Consolidated Total Assets at any time.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01        Events of Default.

Any of the following shall constitute an Event of Default:

(a)             Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)             Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.13 or 7.14, or Article VIII; or

(c)             Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier of (i) the date on which such default shall first become known to the Chief Executive Officer, President, Chief Financial Officer or Corporate Counsel of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent; or

(d)             Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, if such representation or warranty is itself qualified by materiality or Material Adverse Effect, incorrect or misleading in any respect) when made or deemed made; or

(e)             Cross-Default.  (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and after the giving of any required notice and the running of any applicable grace or cure periods) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event (but only after the giving of any required notice or the expiration of any permitted grace period or both) is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)              Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)             Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h)             Judgments.  There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)              ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, when taken together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)              Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person acting on behalf of a Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)             Change of Control.  There occurs any Change of Control; or

(l)              Significant Regulatory Event.  The DOE shall have, pursuant to Subpart G of 34 C.F.R., Part 668, regarding the eligibility of the Borrower, any Subsidiary or any School to participate in the Title IV Programs, notified the Borrower, any Subsidiary or such School, as the case may be, of any suspension or termination of Title IV Program funding, but only to the extent that such suspension or termination would constitute a Significant Regulatory Event; or

(m)            Change in Borrower’s Business.  The Borrower shall (i) own any property or assets other than its Equity Interests in the Subsidiaries or (ii) conduct or operate any business other than its ownership of the Subsidiaries.

9.02        Remedies Upon Event of Default.

(a)             If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(b)             declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(c)             declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(d)             require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(e)             exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law or at equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03        Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of Obligations then owing under any Secured Hedge Agreements, (c) payments of Obligations then owing under any Secured Cash Management Agreements and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X

ADMINISTRATIVE AGENT

10.01      Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Banks and potential Cash Management Banks) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02      Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03      Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)             shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)             shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)             shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final a nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04      Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05      Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06      Resignation of Administrative Agent.

(a)             The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)             If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)             With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)             Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America  with respect to such Letters of Credit.

10.07      Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08      No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09      Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)             to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)             to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

10.10      Collateral and Guaranty Matters.

Without limiting the provisions of Section 10.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)             to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of the Obligations (other than (A) contingent indemnification obligations or similar obligations not then due and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable provider thereof shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b)             to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(d); and

(c)             to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

(d)             Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11      Secured Cash Management Agreements and Secured Hedge Agreements.

No Cash Management Bank or Hedge Bank that obtains the benefit of Section 9.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of a Maturity Date.

ARTICLE XI

MISCELLANEOUS

11.01      Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a)             no such amendment, waiver or consent shall:

(i)         extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)        postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)       reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv)      change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v)       change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(vi)       release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(vii)      release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 8.04 or Section 8.05, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guarantied thereby, except to the extent such release is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone); or

(b)             unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(c)             unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and

(d)             unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, further, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

11.02      Notices; Effectiveness; Electronic Communications.

(a)             Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)         if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)        if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)             Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)             The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or from the breach in bad faith of such Agent Party’s obligations hereunder or under any other Loan Document; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)             Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)             Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03      No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder  or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04      Expenses; Indemnity; Damage Waiver.

(a)             Costs and Expenses.  The Loan Parties shall pay (i) all reasonable actual out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable actual out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable actual out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  The Loan Parties shall have no obligation to pay, or to reimburse any Person for, the fees and time charges of attorneys who are employees of the Administrative Agent, any Lender or the L/C Issuer.

(b)             Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable actual fees, charges and disbursements of any counsel for an Indemnitee, but excluding the fees and time charges for attorneys who are employees of an Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)             Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposures of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)             Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any other party hereto or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)             Payments.  All amounts due under this Section shall be payable not later than fifteen Business Days after demand therefor.

(f)             Survival.  The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05      Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06      Successors and Assigns.

(a)             Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)             Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)         Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)       Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)       Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)           the consent of the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Revolving Commitments.

(iv)       Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)        No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural Person.

(vi)       Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its reasonable expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)             Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error,, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)             Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)             Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)             Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time a Lender acting as an L/C Issuer or the Swing Line Lender assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, such Lender may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as L/C Issuer or Swing Line Lender, as the case may be.  If a Lender resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If a Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

11.07     Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below) and not to use the Information for any purpose other than in connection with this Agreement or any other Loan Documents, except that Information may be disclosed (a) on a confidential and need-to-know basis to its Affiliates and to its and its Related Parties who need to know such Information in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Law or by any subpoena or similar legal process (in which case such Person, to the extent permitted by Law and to the extent reasonably practical under the circumstances, shall inform the Borrower), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.01(b) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the prior written consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08      Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or the L/C Issuer different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09      Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10      Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12      Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13      Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)             the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)             such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)             in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)             such assignment does not conflict with applicable Laws; and

(e)             in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

Any Lender being replaced pursuant to this Section 11.13 shall, upon the Borrower’s request (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans and (ii) hereby covenants to deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent; provided that the failure by such Lender being replaced to execute and deliver an Assignment and Assumption or to deliver any Notes shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14      Governing Law; Jurisdiction; Etc.

(a)             GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)             SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)             WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)             SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15      Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16      No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates.  To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17      Electronic Execution of Assignments and Certain Other Documents.

The words “execute” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18      USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.  L.  107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	LINCOLN EDUCATIONAL SERVICES CORPORATION,
a New Jersey corporation

	By:	/s/Shaun E. McAlmont
Name: Shaun E. McAlmont
Title: President & CEO

GUARANTORS:	LINCOLN TECHNICAL INSTITUTE, INC.,
a New Jersey corporation

	By:	/s/Shaun E. McAlmont
Name: Shaun E. McAlmont
Title: President

NEW ENGLAND ACQUISITION, LLC,
a Delaware limited liability company

By:	/s/Shaun E. McAlmont
Name: Shaun E. McAlmont
Title: President

SOUTHWESTERN ACQUISITION, L.L.C.,
a Delaware limited liability company

By:	/s/Shaun E. McAlmont
Name: Shaun E. McAlmont
Title: President

NASHVILLE ACQUISITION, L.L.C.,
a Delaware limited liability company

By:	/s/Shaun E. McAlmont
Name: Shaun E. McAlmont
Title: President

EUPHORIA ACQUISITION, LLC,
a Delaware limited liability company

By:	/s/Shaun E. McAlmont
Name: Shaun E. McAlmont
Title: President

NEW ENGLAND INSTITUTE OF TECHNOLOGY AT PALM BEACH, INC.,
a Florida corporation

By:	/s/Shaun E. McAlmont
Name: Shaun E. McAlmont
Title: President

LCT ACQUISITION, LLC,
a Delaware limited liability company

By:	/s/Shaun E. McAlmont
Name: Shaun E. McAlmont
Title: President

NN ACQUISITION, LLC,
a Delaware limited liability company

By:	/s/Shaun E. McAlmont
Name: Shaun E. McAlmont
Title: President

LTI HOLDINGS, LLC,
a Colorado limited liability company

By:	/s/Shaun E. McAlmont
Name: Shaun E. McAlmont
Title: President

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/Charlene Wright-Jones
Name: Charlene Wright-Jones
Title: Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

	By:	/s/Adam M. Goettsche
Name: Adam M. Goettsche
Title: Senior Vice President

BARCLAYS BANK PLC,
as a Lender

By:	/s/Alicia Borys
Name: Alicia Borys
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION
as a Lender

By:	/s/John H. Pool, Jr.
Name: John H. Pool, Jr.
Title: Senior Vice President

BMO HARRIS FINANCING, INC.,
as a Lender

By:	/s/Gregory F. Tomczyk
Name: Gregory F. Tomczyk
Title: Vice President